Exhibit 10.1

RECEIVABLES PURCHASE AND SECURITY AGREEMENT

THIS RECEIVABLES PURCHASE AND SECURITY AGREEMENT is made as of May 8, 2008, by and between Lightpath Technologies, Inc. (“Seller”) and LSQ FUNDING GROUP L.C. (“Purchaser”).

1. Sale; Purchase Price; Billing; Reserve.

1.1. Assignment and Sale.

1.1.1. Seller shall offer to sell to Purchaser as absolute owner such of Seller’s Accounts as are listed from time to time on a Schedule of Accounts.

1.1.2. Each Schedule of Accounts shall be accompanied by such documentation supporting and evidencing the Account as Purchaser shall from time to time reasonably request.

1.1.3. Purchaser shall purchase from Seller such Accounts as Purchaser agrees to purchase in its sole discretion.

1.1.4. Purchaser shall credit the Purchase Price, less any amounts due to Purchaser from Seller, including, without limitation, any amounts due under Section 1.3.2 hereof, of any Purchased Account, to Seller’s Reserve Account, within one (1) Business Day of the Purchase Date, whereupon such Account shall be deemed purchased hereunder.

1.2. Billing. Purchaser shall send a monthly statement to all Account Debtors itemizing their account activity during the preceding billing period. All Account Debtors will be instructed to make payments to Purchaser.

1.3. Reserve Account.

1.3.1. Purchaser may apply a portion of any Purchase Price to the Reserve Account in the amount of the Reserve Shortfall.

1.3.2. Seller shall pay to Purchaser on written demand the amount of any Reserve Shortfall.

1.3.3. Purchaser shall pay to Seller upon Seller’s request, any amount by which Reserve Account exceeds the Required Reserve Amount. Upon termination of this Agreement or upon the occurrence of any Event of Default, which is not cured or waived, these payments by Purchaser to Seller shall be made no more frequently than once a month.

1.3.4. Purchaser may charge the Reserve Account with any Obligation, including any amounts due from Seller to Purchaser hereunder.

1.3.5. Purchaser may pay any amounts due Seller hereunder by a credit to the Reserve Account.

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2. Authorization for Purchases. Subject to the terms and conditions of this Agreement, and notwithstanding Section 1.1.1, Purchaser is authorized to purchase Accounts upon telephonic, facsimile, or other instructions received from Jim Gaynor or Dorothy Cipolla.

3. Fees and Expenses. Seller shall pay to Purchaser:

3.1. Factoring Fees.

3.1.1. Funds Usage Fee.

3.1.1.1. A Funds Usage Fee, earned daily, to be paid monthly on the last day of the month in which it accrues.

3.1.1.2. Notwithstanding Section 3.1.1.1, the Funds Usage Fee shall not accrue and be payable on any funds subject to the Default Charge.

3.1.2. Discount Fee. the Discount Fee, payable in consideration of the rendering of the Credit and Collection Services, which will be deducted from the Purchase Price.

3.1.3. Service Charge. The Service Charge, payable on the date on which a Purchased Account is paid in full or Repurchased.

3.1.4. Adjustment Fee. The fees set forth in this Section 3.1 have been established after negotiation between the Seller and the Purchaser based on the Purchaser purchasing a minimum of $1,000,000.00 of Eligible Accounts per each semi-annual period (“Adjustment Fee Calculation Period”) of the Scheduled Term or the Rescheduled Term (the “Base Sales Amount if Purchaser does not purchase Eligible Accounts of at least the Base Sales Amount in any Adjustment Fee Calculation Period for any reason, then Seller shall pay to Purchaser an adjustment fee at the end of such Adjustment Fee Calculation Period equal to (i)(a) the actual aggregate fees earned by the Purchaser for the applicable Adjustment Fee Calculation Period (the “Partial Fee”) multiplied by (b) a fraction, the numerator of which is the Base Sales Amount and the denominator which is the Eligible Purchased Accounts sold to Purchaser for such Adjustment Fee Calculation Period minus (ii) the Partial Fee; provided, however, if Seller does not sell any Accounts to Purchaser in such Adjustment Fee Calculation Period, then Seller shall pay to Purchaser an adjustment fee at the end of such Adjustment Fee Calculation Period equal to (i) the Base Sales Amount multiplied by (ii) a fraction, the numerator of which is the aggregate fees earned by the Purchaser pursuant to this Agreement and the denominator of which is the actual aggregate amount of all Eligible Accounts purchased by the Purchaser pursuant to this Agreement (the “No Delivery Fee”). If the aggregate fees earned by the Purchaser pursuant to this Agreement equal zero (0) then the No Delivery fee shall be calculated by multiplying (i) the Base Sales Amount by (ii) a fraction, the numerator of which is the Discount Fee and the denominator of which is .5%. Notwithstanding anything to the contrary herein, Purchaser may terminate this Agreement,

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in its sole discretion with three days notice, if, for a period of 45 days, Seller does not sell any Accounts to Purchaser pursuant to this Agreement. If this Agreement is terminated for any reason (other than upon a breach hereto by Purchaser) before the Scheduled Term or a Rescheduled Term, Seller shall pay to Purchaser the No Delivery Fee for the unexpired period of time remaining in the Scheduled Term or Rescheduled Term, as applicable.

3.2. Other Fees.

3.2.1. Misdirected Payment Fee. Any Misdirected Payment Fee immediately upon its accrual.

3.2.2. Default Charge. The Default Charge, immediately upon its accrual, on:

3.2.2.1. All past due amounts due from Seller to Purchaser hereunder; and

3.2.2.2. The amount of any Reserve Shortfall.

3.2.3. Early Termination Fee. A fee earned if Seller terminates this Agreement without the notice required in Section 13.

3.2.4. Missing Notation Fee. The Missing Notation Fee on any invoice that is sent by Seller to an Account Debtor which does not contain the notice as required by Section 8.3 hereof.

3.3. Reimbursable Expenses. The actual, out-of-pocket expenses directly and reasonable incurred by Purchaser in the administration of this Agreement such as wire transfer fees, overnight mail delivery, check certification, UCC filing and search fees, and audit fees. These fees are due immediately upon payment by Purchaser.

4. Repurchase Of Accounts.

4.1. Purchaser may require that Seller repurchase, by payment of the unpaid Face Amount thereof together with any unpaid fees relating to the Purchased Account on demand, or, at Purchaser’s option, by Purchaser’s charge to the Reserve Account:

4.1.1. Any Purchased Account, the payment of which has been disputed by the Account Debtor obligated thereon, Purchaser being under no obligation to determine the bona fides of such dispute;

4.1.2. Any Purchased Account for with Seller has materially breached its warranty under Section 11 hereunder.

4.1.3. Any Purchased Account owing from an Account Debtor which in Purchaser’s reasonable credit judgment has become insolvent.

4.1.4. All Purchased Accounts upon the occurrence of an Event of Default, or upon the effective date of termination of this Agreement;

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4.1.5. Any Purchased Account which remains unpaid beyond the Late Payment Date.

4.2. The repurchase of a Purchased Account shall not constitute a reassignment thereof and Purchaser shall retain its security interest therein upon such reassignment.

5. Clearance Days. For all purposes under this Agreement, Clearance Days will be added to the date on which any payment is received by Purchaser.

6. Security Interest.

6.1. To secure payment and performance of the Obligations, Seller grants to Purchaser a security interest in and to the Collateral.

6.2. Notwithstanding the creation of the above security interest, the relationship of the parties shall be that of Purchaser and Seller of accounts, and not that of lender and borrower.

7. Authorization to Purchaser.

7.1. Seller hereby irrevocably authorizes Purchaser and any designee of Purchaser, at Seller’s sole expense, to exercise at any times in Purchaser’s or such designee’s discretion all or any of the following powers until all of the Obligations have been paid in full: (a) receive, take, endorse, assign, deliver, accept and deposit, in the name of Purchaser or Seller, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Collateral or the proceeds thereof, (b) take or bring, in the name of Purchaser or Seller, all steps, actions, suits or proceedings deemed by Purchaser necessary or desirable to effect collection of or other realization upon the Collateral, (c) after an Event of Default, extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Collateral which includes a monetary obligation and discharge or release any Account Debtor (including filing of any public record releasing any Lien granted to Seller by such account debtor), without affecting any of the Obligations, (d) execute in the name of Seller and file against Seller in favor of Purchaser financing statements or amendments with respect to the Collateral, (e) pay any sums necessary to discharge any lien or encumbrance which is senior to Purchaser’s security interest in the Collateral, which sums shall be included as Obligations, and in connection with which sums the Default Charge shall accrue and shall be due and payable, (f) at any time, irrespective of whether an Event of Default has occurred, without notice to or the assent of Seller, notify any Account Debtor obligated with respect to any Purchased Account, that the underlying Purchased Account has been assigned to Purchaser by Seller and that payment thereof is to be made to the order of and directly and solely to Purchaser, and (g) communicate directly with Seller’s Account Debtors to verify the amount and validity of any Purchased Account created by Seller.

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7.2. Seller hereby release and exculpates Purchaser’s officers, employees and designees from any liability arising from any acts under this Agreement or in furtherance thereof whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for willful misconduct or gross negligence. Notwithstanding the foregoing, Purchaser shall remain liable for any acts of its officers, employees and designees. In no event will Purchaser have liability to Seller for lost profits or other special or consequential damages.

7.3 Seller authorizes Purchaser to accept, endorse, and deposit on behalf of Seller any checks tendered by an Account Debtor “in full payment” of its obligation to Seller. Seller shall not assert against Purchaser any claim arising therefrom, irrespective of whether such action by Purchaser effects an accord and satisfaction of Seller’s claims, under §3-311 of the UCC, or otherwise.

7.4. ACH Authorization. In order to satisfy any of the Obligations, Purchaser is hereby authorized by Seller to initiate electronic debit or credit entries through the ACH system to Purchaser’s Account maintained by Seller wherever located. Seller may only terminate this authorization by giving Purchaser ten (10) days prior written notice of termination.

8. Covenants by Seller.

8.1. After written notice by Purchaser to Seller, and automatically, without notice, after an Event of Default, Seller shall not, without the prior written consent of Purchaser in each instance, (a) grant any extension of time for payment of any of the Purchased Accounts, (b) compromise or settle any of the Purchased Accounts for less than the full amount thereof, (c) release in whole or in part any Account Debtor, or (d) grant any credits, discounts, allowances, deductions, return authorizations, or the like with respect to any of the Purchased Accounts.

8.2. From time to time as reasonably requested by Purchaser, at the sole expense of Seller, Purchaser or its designee shall have access, during reasonable business hours to all premises where Collateral is located for the purposes of inspecting the Collateral, including Seller’s books and records (solely to the extent related to the Collateral), and Seller shall permit Purchaser or its designee to make copies of such books and records or extracts there from as Purchaser may request. Without expense to Purchaser, Purchaser may use any of Seller’s personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies, and premises for the collection of Collateral.

8.3. Before sending any invoice evidencing a Purchased Account to the Account Debtor, Seller shall mark same with the Notice of Assignment as may be required by Purchaser.

8.4. Seller shall pay when due all payroll and other taxes and shall provide proof thereof to Purchaser in such form as Purchaser shall reasonably require.

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8.5. Seller shall not create, incur, assume, or permit to exist any Lien upon or with respect to the Collateral.

8.6. Notwithstanding that Seller has agreed to pay the Misdirected Payment Fee pursuant to Section 3.2.1 hereof, Seller shall deliver in kind to Purchaser on the next Business Day following the date of receipt by Seller of the amount of any payment on account of a Purchased Account.

8.7. Avoidance Claims.

8.7.1. Seller shall indemnify Purchaser from any loss arising out of the assertion of any Avoidance Claims and shall pay to Purchaser on demand the amount thereof.

8.7.2. Seller shall notify Purchaser within two (2) Business Days of its becoming aware of the assertion of an Avoidance Claim.

8.7.3. This Section shall survive the termination of this Agreement.

9. Account Disputes. Seller shall notify Purchaser promptly all disputes concerning any Purchased Account. However, Seller shall not, without Purchaser’s prior written consent, compromise or adjust any Purchased Account or grant any additional discounts, allowances or credits thereon. Purchaser may, but is not required to, attempt to settle, compromise, or litigate (collectively, “Resolve”) the dispute upon such terms as Purchaser in its reasonable discretion deem advisable, for Seller’s account and risk and at Seller’s sole expense. Upon the occurrence of an Event of Default Purchaser may Resolve such issues with respect to any Purchased Account.

10. Perfection of Security Interest. Seller shall execute and deliver to Purchaser such documents and instruments, including, without limitation, UCC financing statements, as Purchaser may request from time to time in order to evidence and perfect its security interest in the Collateral securing the Obligations.

11. Representations and Warranties. To induce Purchaser to enter into this Agreement and to purchase the Purchased Accounts hereunder, Seller hereby represents and warrants to Purchaser as follows (each of which representations and warranties shall be deemed to be continuing and to have been restated and reaffirmed on each occasion that Seller submits a Schedule of Accounts to Purchaser):

11.1. It is fully authorized to enter into this Agreement and to perform hereunder;

11.2. This Agreement constitutes a legal and valid obligation that is binding upon it and that is enforceable against it in accordance with the terms hereof.

11.3. Seller is solvent and in good standing in the state of its organization.

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11.4. There are no pending actions, suits, or other legal proceedings of any kind (whether civil or criminal) now pending (or, to Seller’s knowledge, threatened) against Seller, the adverse result of which would in any material respect affect the property or financial condition of Purchaser;

11.5. Except as disclosed in filings with the Securities and Exchange Commission, Seller has not conducted business under or used any other name, whether legal or fictitious;

11.6. Each financial statement of Seller provided to Purchaser, whether provided prior to or after the date of this Agreement, is true and correct in all material respects.

11.7. The Purchased Accounts are and will remain:

11.7.1. Bona fide existing obligation created by the sale and delivery of goods or the rendition of services in the ordinary course of Seller’s business; and

11.7.2. Unconditionally owed and will be paid to Purchaser without defenses, disputes, offsets, counterclaims, or rights of return or cancellation;

11.8. Other than what has been or is disclosed by Seller to Purchaser, Seller has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding Purchased Accounts.

12. Default.

12.1. Events of Default. The occurrence or existence of any of the following events or conditions shall constitute an Event of Default hereunder: (a) Seller defaults in the payment of any of the Obligations or in the performance of any provision hereof or of any other agreement now or hereafter entered into with Purchaser, or any warranty or representation contained herein proves to be false in any material respect where made, and (b) Seller becomes subject to any debtor-relief proceedings, including by way of the commencement of any petition for relief filed by or against Seller under any chapter of the federal bankruptcy laws, and Purchaser, in good faith, deems itself insecure with respect to the prospect of repayment or performance of any of the Obligations.

12.2. Waiver of Notice. SELLER WAIVES ANY REQUIREMENT THAT PURCHASER INFORM SELLER BY AFFIRMATIVE ACT OR OTHERWISE OF ANY ACCELERATION OF SELLER’S OBLIGATIONS HEREUNDER. FURTHER, PURCHASER’S FAILURE TO CHARGE OR ACCRUE INTEREST OR FEES AT ANY “DEFAULT” OR “PAST DUE” RATE SHALL NOT BE DEEMED A WAIVER BY PURCHASER OF ITS CLAIM THERETO.

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12.3. Effect of Default.

12.3.1. Upon the occurrence of any Event of Default, in addition to any rights Purchaser has under this Agreement or applicable law:

12.3.1.1. Purchaser may immediately terminate this Agreement, at which time all Obligations shall immediately become due and payable without notice, and

12.3.1.2. The Default Charge shall accrue and be payable on any Obligation not paid when due.

13. Termination; Effective Date. This Agreement will be effective when executed by Purchaser, will continue in full force and effect for six (6) months thereafter (the “Scheduled Term”), and shall be further semi-annually extended automatically (the “Rescheduled Term”) unless Seller shall have given Purchaser written notice of its intention to terminate at least sixty (60) days and not greater than ninety (90) days prior to each such expiration, whereupon this Agreement shall terminate on said expiration.

13.1. Should Seller elect to terminate this Agreement prior to the end of the period as set forth in Section 13 above, then in addition to any other fees due under the Agreement, Seller agrees that it will pay a termination fee equal to (i) the Average Sales, multiplied by two, multiplied by (ii) a fraction, the numerator of which is the aggregate fees earned by the Purchaser pursuant to this Agreement and the denominator of which is the actual aggregate amount of all Eligible Accounts purchased by the Purchaser pursuant to this Agreement (the “Early Termination Fee”).

14. Enforcement. This Agreement and all agreements relating to the subject matter hereof are the product of negotiation and preparation by and among each party and its respective attorneys, and shall be construed accordingly. Accordingly, no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial party by reason of such party having, or being deemed to have, structured, drafted, or dictated such provision.

15. Amendment. Neither this Agreement nor any provisions hereof may be changed, waived, discharged, or terminated, nor may any consent to the departure from the terms hereof be given, orally (even if supported by new consideration), but only by an instrument in writing signed by all parties to this Agreement. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

16. Lien Termination. Upon payment in full of all Obligations by Seller, Purchaser shall not be required to record any terminations or satisfactions of any of Purchaser’s Liens on the Collateral unless and until Seller has executed and delivered to Purchaser a general release in a form reasonably satisfactory to Purchaser. Seller understands that this provision constitutes a waiver of its rights under §§9-509(d)(2) and 9-513 of the UCC.

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17. Account Stated. Purchaser shall render to Seller a statement setting forth the transactions arising hereunder. Each statement shall be considered correct and binding upon Seller as an account stated, except to the extent that Purchaser receives, within thirty (30) days after the mailing of such statement, written notice from Seller of any specific exceptions by Seller to that statement, and then it shall be binding against Seller as to any items to which it has not objected.

18. Conflict. Unless otherwise specifically stated in any other agreement entered into between Purchaser and Seller hereafter, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

19. Survival. All representations, warranties, and covenants contained in this Agreement shall be and remain effective for so long as this Agreement has not been terminated in accordance with its terms or any of the Obligations remain outstanding

20. No Waiver; Cumulative Nature of Rights and Remedies. No failure to exercise and no delay in exercising any right, power, or remedy hereunder shall impair any right, power, or remedy which Purchaser or Seller may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or any acquiescence in any breach or default hereunder; nor shall any waiver by Purchaser or Seller of any breach or default by Purchaser or Seller hereunder be deemed a waiver of any default or breach subsequently occurring. All rights and remedies granted to Purchaser or Seller hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of action begun to enforce, any such right or remedy. The rights and remedies specified herein are cumulative and not exclusive of each other or of any rights or remedies which Purchaser or Seller would otherwise have. Any waiver, permit, consent or approval by Purchaser or Seller of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing and only as to that specific instance.

21. Severability. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

22. Relationship of Parties. The relationship of the parties hereto shall be that of Seller and Purchaser of Accounts.

23. Reimbursement of Expenses. Seller agrees to reimburse Purchaser on demand for the actual amount of all reasonable costs and expenses, including attorneys’ fees, which Purchaser has incurred or may incur in (a) negotiating, preparing, or administering this Agreement and any documents prepared in connection herewith, all of which shall be paid contemporaneously with the execution hereof, and (b) protecting, preserving, or enforcing any Lien, security interest, or other right granted

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by Seller to Purchaser or arising under applicable law, whether or not suit is brought. Any such costs and expenses incurred subsequent to the execution hereof shall become part of the Obligations when incurred and may be added to the outstanding principal amount due hereunder.

24. Entire Agreement. This Agreement supersedes all prior or contemporaneous agreements and understandings between said parties, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Purchaser or any third party to induce Seller to execute this Agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

25. Choice of Law. This agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the State of Florida.

26. Construction of Agreement. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the rate or amount of fees or other charges that are deemed interest under applicable law and that are charged or collected hereunder exceed the maximum amount chargeable under applicable law (it being the intent hereof that Purchaser not contract or receive and Seller not pay interest in excess of the maximum authorized by applicable law); and, if a court of competent jurisdiction determines that Purchaser has charged or collected interest in excess of the highest lawful rate, Purchaser shall promptly refund such excess to Seller and shall not otherwise be penalized.

27. JURY TRIAL WAIVER. IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (a) ARISING HEREUNDER, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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28. Venue; Jurisdiction. The parties agree that any suit, action, or proceeding arising out of the subject matter hereof, or the interpretation, performance, or breach of this agreement, shall, if Purchaser so elects, be instituted in the United States District Court for the Middle District of Florida or any court of the State of Florida located in Orange County (each an “Acceptable Forum”). Each party agrees that the Acceptable Forums are convenient to it, and each party irrevocably submits to the jurisdiction of the Acceptable Forums, irrevocably agrees to be bound by any judgment rendered thereby in connection with this agreement, and waives any and all objections to jurisdiction or venue that it may have under the laws of the State of Florida or otherwise in those courts in any such suit, action, or proceeding. Should such proceeding be initiated in any other forum, Seller or Purchaser waives any right to oppose any motion or application made by Purchaser or Seller as a consequence of such proceeding having been commenced in a forum other than an Acceptable Forum.

29. Notice.

29.1. All notices required to be given to any party shall be deemed given upon the first to occur of (i) deposit thereof in a receptacle under the control of the United States Postal Service, properly addressed and postage prepaid, (ii) transmittal by electronic means to a receiver under the control of such party; or (iii) actual receipt by such party or an employee or agent of such party.

29.2. For the purposes hereof, notices hereunder shall be sent to the following addresses, or to such other addresses as each such party may in writing hereafter indicate:

SELLER

ADDRESS:	2603 Challenger Tech Court, Suite 100
Orlando, Florida 32826
OFFICER:	Dorothy Cipolla
FAX NUMBER:	407-382-4007

PURCHASER

ADDRESS:	1405 West Colonial Drive
Orlando, FL 32804
OFFICER:	Mr. Max Eliscu, President
FAX NUMBER:	407-210-1920

30. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering

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such an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

31. Definitions. The following terms used herein shall have the following meanings. All capitalized terms not herein defined shall have the meaning set forth in the UCC:

31.1. “Acceptable Forum”—See Section 28.

31.2. “Average Sales”—The total purchases divided by the total number of Active Months of the Agreement.

31.3. “Avoidance Claim”—Any claim that any payment received by Purchaser from or for the account of an Account Debtor is avoidable under the Bankruptcy Code or any other debtor relief statute.

31.4. “Active Months”—Any month in which the Purchaser purchased Accounts from Seller.

31.5. “Balance Subject to Funds Usage Fee”—The unpaid Face Amount of all Purchased Accounts minus the Reserve Account.

31.6. “Business Day”—A day of the week other than a Saturday, Sunday, or a holiday under which banks located in the State of Florida are required or permitted to be closed.

31.7. “Clearance Days”—Three (3) Business Day(s) for all payments.

31.8. “Collateral”—All Accounts and those Instrument Documents, Chattel Paper, General Intangibles related to Accounts, as well as all books and records relating to all of the foregoing property, including, without limitation, all computer programs, printed output and computer readable data in the possession or control of Seller, any computer service bureau or other third party, to the extent related to such Accounts.

31.9. “Confidential Business Information”—See Section 32.1.

31.10. “Credit and Administration Services”—Shall include the following services performed by Purchaser on behalf of Seller as a result of the purchase of accounts hereunder:

31.10.1. All accounts receivable record keeping, including the recording of invoices, repurchases, and payments;

31.10.2. Collection of accounts;

31.10.3. Setting of such credit limits for sales by Seller as may be required.

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31.11. “Default Charge”—The maximum default rate allowable by law.

31.12. “Discount Fee”—The fee earned by Purchaser, which, in addition to the Service Charge, is in consideration of its performance of Credit and Administration Services, computed as the Discount Fee Percentage multiplied by the Face Amount of each Purchased Account.

31.13. “Discount Fee Percentage”—2.50%.

31.14. “Eligible Purchased Account”—As determined by Purchaser in its reasonable discretion.

31.15. “Events of Default”—See Section 12.1.

31.16. “Face Amount”—The face amount due on an Account.

31.17. “Funds Usage Fee”—The product of the Funds Usage Fee Rate and the Balance Subject to Funds Usage Fee.

31.18. “Funds Usage Fee Rate”—The greater of (i) the Prime Rate plus two (2.00%) percent, or (ii) 6.0%, calculated on the basis of the actual number of days elapsed in a year of 360 days.

31.19. “Late Payment Date”—The date which is sixty (60) days from the date on which the Purchased Account was due.

31.20. “Lien”—Any interest in property securing an Obligation owed to, or a claim by, a person other than the owner of the property, whether such interest is based upon common law, statute, or contract.

31.21. “Maximum Amount”—$600,000.00.

31.22. “Misdirected Payment Fee”—Fifteen (15%) percent of the amount of any payment on account of a Purchased Account which has been received by Seller and not delivered in kind to Purchaser on the next Business Day following the date of receipt by Seller.

31.23. “Missing Notation Fee”—Fifteen (15%) percent of the Face Amount of any invoice that is sent by Seller to an Account Debtor which does not contain the notice as required by Section 8.3 hereof.

31.24. “Notice of Assignment”—This account is owned by and payable to: LSQ Funding Group, L.C., P.O. Box 404322, Atlanta, GA 30384-4322. Payment other than to the above does not constitute payment. Notify LSQ Funding Group, L.C. of any invoice discrepancy or dispute within ten days of receipt.

31.25. “No Delivery Fee”—See Section 3.1.4.

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31.26. “Obligations”—All present and future obligations owing by Seller to Purchaser whether or not for the payment of money, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising before, during, or after the commencement of any bankruptcy case in which Seller is a Debtor, including but not limited to any obligations arising pursuant to letters of credit or acceptance transactions or any other financial accommodations.

31.27. “Partial Fee”—See Section 3.1.4.

31.28. “Prime Rate”—The prime rate published by The Wall Street Journal, from time to time as its prime rate, whether or not such rate is the lowest or best rate quoted by such bank to its most creditworthy customers.

31.29. “Purchase Price”—The unpaid Face Amount of an Account at the time of purchase.

31.30. “Purchased Accounts”—Accounts purchased hereunder which have not been Repurchased.

31.31. “Purchase Date”—The date on which Purchaser credits the Purchase Price to Seller’s Reserve Account.

31.32. “Reimbursable Expenses” – See Section 3.3.

31.33. “Repurchased”—An Account has been repurchased when Seller has paid to Purchaser the then unpaid Face Amount.

31.34. “Required Reserve Amount”—The Reserve Percentage multiplied by the unpaid Face Amount of Eligible Purchased Accounts plus 100% of the Face Amount of Purchased Accounts other than Eligible Purchased Accounts.

31.35. “Rescheduled Term”—See Section 13.

31.36. “Reserve Account”—An account or accounts on the books of Purchaser reflecting transactions hereunder.

31.37. “Reserve Percentage”—Fifteen (15%) percent of the Face Amount of Eligible Purchased Accounts, which percent may be revised at any time by Purchaser to protect Purchaser with regard to (i) any indebtedness owing by Seller hereunder, or (ii) possible returns, claims or defenses of any Account Debtor.

31.38. “Reserve Shortfall”—The amount by which the Reserve Account is less than the Required Reserve Amount.

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31.39. “Resolve”—See Section 9.

31.40. “Schedule of Accounts”—A form supplied by Purchaser from time to time wherein Seller lists such of its Accounts as it requests that Purchaser purchase under the terms of this agreement.

31.41. “Scheduled Term”—See Section 13.

31.42. “Seller’s Account”—Any demand deposit account maintained by Seller.

31.43. “Service Charge”—A fee earned by Purchaser, which, in addition to the Discount Fee is in consideration of its performance of Credit and Collection Services, based on the number of days the Purchased Account is unpaid in whole or in part, computed from the invoice date (each, a “Service Charge Period”), and not Repurchased, as follows:

Days Unpaid	Service Charge
Less than 46 days	0.00%
between 46 and 60	0.50%
between 61 and 90	1.00%

31.44. “Service Charge Period”—See definition of Service Charge

31.45. “UCC”—The Uniform Commercial Code (or any successor statute) as adopted and in force from time to time in the State of Florida or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in of the Collateral, the Uniform Commercial Code (or any successor statute) as adopted and in force from time to time in such state.

32. Confidentiality and Nondisclosure.

32.1. Confidentiality. Seller or Purchaser, without the express written consent of the other, will not directly or indirectly communicate or divulge to, or use for their own benefit or for the benefit of any other person, firm, association, or corporation, any of the other’s or its operating entities’ information or materials which were communicated or disclosed to or otherwise learned of or acquired by each during the course of its relationship, including, but not limited to agreements, reports, business processes and practices (the “Confidential Business Information”); provided, however, Purchaser or Seller may disclose or use such Confidential Information under any of the following circumstances: (a) disclosure or use thereof in good faith in connection with the performance of duties in the course of its relationship with each other, (b) disclosure which the Purchaser or Seller is advised by counsel is required by a court or other governmental agency of competent jurisdiction, or (c) disclosure or use by Purchaser or Seller of any such information or data which is generally known within the industry or is otherwise available through independent sources.

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32.2. Covenant of Preservation of Confidentiality. Seller recognizes that through this Agreement with the Purchaser, Seller will have access to certain Confidential Business Information and Trade Secrets of Seller. Throughout the Term of Seller’s relationship with the Purchaser, Seller agrees to protect the Confidential Business Information and Trade Secrets of the Purchaser from unauthorized use or disclosure, and to take all reasonable steps to ensure the secrecy and confidentiality of all Confidential Business Information and Trade Secrets.

32.3. Covenant of Nondisclosure. Purchaser or Seller agrees that during the Term of this Agreement, and for a period of ten (10) years following the termination of this Agreement for any reason, Purchaser or Seller will not disclose, divulge, furnish, or make accessible to any person or entity, the Confidential Business Information of the other. Additionally, Purchaser or Seller will not disclose any Trade Secrets of the other until such time as that Trade Secret is no longer a secret as a result of circumstances other than a misappropriation or breach of this Agreement involving the other.

32.4. Remedies Inadequate. Purchaser and Seller acknowledges and agrees that the remedies at law for a breach or threatened breach of any of the provisions of this Section 32 would be inadequate and, in recognition of this fact, the Purchaser and Seller agrees that in the event of such a breach or threatened breach, the other shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available, in addition to any remedies at law.

32.5. Unenforceable Provisions. If any provision contained in this Section 32 shall for any reason by held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this section, but this section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

32.6. Public Filings. Notwithstanding anything herein to the contrary, Purchaser acknowledges that Seller is required to comply with applicable requirements of the federal and state securities laws with respect to disclosure of material agreements into which it enters. Purchaser hereby consents to Seller’s public disclosure of this Agreement and its terms and provisions, including, without limitation, Seller’s filing of this Agreement and a description of its terms and conditions with the Securities and Exchange Commission.

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32.7 Survival. The provisions of this Section 32 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

SELLER:	LIGHTPATH TECHNOLOGIES, INC.

	By:	/s/ J. James Gaynor
	Name:	J. James Gaynor
	Title:	President & CEO

PURCHASER:	LSQ FUNDING GROUP, L.C.

	By:	/s/ Maxwell Eliscu
	Name:	Maxwell Eliscu
	Title:	Manager

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